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                                                                     EXHIBIT 2.1


                        ARISTA MARKETING ASSOCIATES, INC.
                              THE NELSON COMPANIES


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                             CONSOLIDATION AGREEMENT

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                               As of June 25, 1998
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                                TABLE OF CONTENTS

                                                                            Page

1.    Definitions..............................................................1

2.    Basic Transactions.......................................................4
      2.1.   Nelson Companies..................................................4
      2.2.   Scott Transfer Corp...............................................5
      2.3.   Consequences of Transactions......................................5
      2.4.   Effect of this Agreement..........................................5
      2.5.   The Closing.......................................................6
      2.6.   Actions at the Closing............................................6
      2.7.   Redomiciliation of Arista, etc....................................7
      2.8.   Issuance of Additional Shares to Curcura..........................7

3.    Representations and Warranties of Arista and Curcura.....................8
      3.1.   Organization and Qualification....................................8
      3.2.   Subsidiaries......................................................8
      3.3.   Capitalization....................................................8
      3.4.   Agreement; Title to Shares........................................9
      3.5.   Financial Statements.............................................10
      3.6.   Title to Property, Absence of Encumbrances, etc..................11
      3.7.   Accounts Receivable and Accounts Payable.........................12
      3.8.   Books and Records................................................13
      3.9.   Patents, Trademarks, etc.........................................13
      3.10.  Employee Remuneration, etc.......................................14
      3.11.  Labor Matters....................................................15
      3.12.  Bank Accounts....................................................16
      3.13.  No Adverse Change................................................17
      3.14.  Absence of Certain Changes.......................................17
      3.15.  Litigation.......................................................20
      3.16.  Compliance with Other Instruments and Laws.......................20
      3.17.  Contracts, etc...................................................21
      3.18.  Taxes............................................................23
      3.19.  Permits..........................................................28
      3.20.  Employee Benefit Plans...........................................29
      3.21.  Insurance........................................................31
      3.22.  Transactions with Affiliates.....................................32
      3.23.  Clients..........................................................32
      3.24.  Information Technology...........................................33
      3.25.  Other Liabilities................................................33
      3.26.  Brokers..........................................................33
      3.27.  Absence of Certain Payments......................................33
      3.28.  Disclosure.......................................................34
      3.29.  Pooling..........................................................34
      3.30.  Adequate Information.............................................35

4.    Representations and Warranties of the Nelson Companies..................35
      4.1.   Organization and Qualification...................................35
      4.2.   Agreement........................................................35


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      4.3.   Brokers..........................................................36

5.    Covenants of Arista and Curcura.........................................37
      5.1.   Action to Closing................................................37
      5.2.   Access and Information...........................................39
      5.3.   Publicity; Confidentiality.......................................39
      5.4.   Best Efforts.....................................................39
      5.5.   Negotiations with Other Parties..................................39
      5.6.   Public Offering..................................................40

6.    Covenants of the Nelson Companies.......................................40
      6.1.   Publicity; Confidentiality.......................................40
      6.2.   Best Efforts.....................................................40

7.    Conditions to the Obligations of Arista and Curcura.....................41
      7.1.   Representations and Warranties...................................41
      7.2.   Performance......................................................41
      7.3.   Closing Certificate..............................................41
      7.4.   Opinion of Counsel...............................................41

8.    Conditions to the Obligations of the Nelson Companies...................42
      8.1.   Representations and Warranties...................................42
      8.3.   Closing Certificate..............................................42
      8.4.   Opinion of Counsel...............................................43
      8.5.   Consents; Permits................................................43
      8.6.   Employment Agreements............................................43
      8.7.   Redomiciliation..................................................43
      8.8.   Subscription Agreements..........................................43
      8.9.   Pooling Letter...................................................44
      8.10.  Ability to File Registration Statement...........................44

9.    Adoption of Plans of Certain Nelson Companies' Subsidiaries.............44

10.   Survival of Representations and Warranties; Indemnification.............45
      10.1.  Survival of Representations and Warranties.......................45
      10.2.  Indemnification by Curcura.......................................46
      10.3.  Indemnification by the Nelson Companies..........................47
      10.4.  Limit of Indemnification Obligations.............................47
      10.5.  Indemnification Procedures.......................................49
      10.6.  Waiver of Right to Contribution..................................50

11.   Termination.............................................................51

12.   General Provisions......................................................51
      12.1.  Modification; Waiver.............................................51
      12.2.  Entire Agreement, etc.  .........................................51
      12.3.  Curcura's Consent................................................52
      12.4.  Expenses.........................................................52
      12.5.  Further Actions..................................................52
      12.6.  Notices..........................................................52


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      12.7.  Assignment.......................................................53
      12.8.  Counterparts.....................................................54
      12.9.  Headings.........................................................54
      12.10. Governing Law....................................................54
      12.11. Separability.....................................................54
      12.12. Incorporation of Exhibits and Schedules..........................54
      12.13. Submission to Jurisdiction.......................................54
      12.14. Notice of Developments...........................................55


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EXHIBITS

Exhibit A - Arista - Delaware Certificate of Incorporation
              and By-Laws

Exhibit B - Form of Opinion of Patterson, Belknap, Webb
              & Tyler LLP

Exhibit C - Form of Scott Transfer Corp. Representation Letter

Exhibit D - Form of Opinion of Winne, Banta, Rizzi, Hetherington &
              Basralian, P.C.

Exhibit E - Employment Agreement

Exhibit F - Pooling Letter


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                             CONSOLIDATION AGREEMENT

            CONSOLIDATION AGREEMENT, dated as of June 25, 1998, by and among ARISTA MARKETING ASSOCIATES, INC., a New Jersey corporation ("Arista"), PHILIP
J. CURCURA ("Curcura"), SCOTT TRANSFER CORP., a Delaware corporation ("Scott Transfer"), and the corporations other than Arista and Scott Transfer listed on the signature pages hereof (the "Nelson Companies"; Arista, Curcura, Scott Transfer and the Nelson Companies, collectively, the "Parties").

            WHEREAS, the Parties wish Arista to acquire all of the issued and outstanding common stock of the Nelson Companies, as well as an affiliated company;

            WHEREAS, Curcura is the sole shareholder of Arista; and

            WHEREAS, the Parties intend that the acquisition of all of the equity of the Nelson Companies be accounted for as a pooling of interests;

            NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants herein contained, the Parties agree as follows:

            1. Definitions. As used herein, the following terms shall have the respective meanings set forth below or in the section indicated.

            "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.


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            "Arista Shares" means the shares of the Common Stock, $0.01 par value per share, of Arista, after Redomiciliation.

            "Arista Stock Option Plan" has the meaning set forth in Section
9(b).

            "Balance Sheet" has the meaning set forth in Section 3.7.

            "Benefit Plans" has the meaning set forth in Section 3.20(a).

            "Closing" has the meaning set forth in Section 2.5.

            "Closing Date" has the meaning set forth in Section 2.5.

            "Code" has the meaning set forth in Section 3.19(a)(iii).

            "Common Stock" has the meaning set forth in Section 3.3.

            "Curcura Affiliate" has the meaning set forth in Section 3.22.

            "Curcura Loan" has the meaning set forth in Section 5.7.

            "Damages" has the meaning set forth in Section 10.2.

            "Deductible Amount" has the meaning set forth in Section 10.4(a).

            "ERISA" has the meaning set forth in Section 3.20(a).

            "Financial Statements" has the meaning set forth in Section 3.5.

            "Found Assets" has the meaning set forth in Section


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10.4(a).

            "Fry Arbitration" has the meaning set forth in Section 2.8.

            "GAAP" means United States generally accepted accounting principles as in effect from time to time.

            "Indemnitee" has the meaning set forth in Section 10.5.

            "Indemnitor" has the meaning set forth in Section 10.5.

            "IRS" means the Internal Revenue Service.

            "Insurance Policies" has the meaning set forth in Section 3.21.

            "Knowledge" means, with respect to a Person which is an individual, the actual knowledge or awareness of such Person and, with respect to any other Person, the actual knowledge or awareness of a Responsible Person of such Person.

            "Nelson Companies" means the corporations (other than Arista and Scott Transfer) listed on the signature pages hereof.

            "Nelson Shares" means the shares of the Nelson Companies.

            "Nelson Stockholders" means the holders of the Nelson Shares.

            "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

            "Permits" has the meaning set forth in Section 3.19.

            "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited


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liability company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

            "Private Placement Memorandum" has the meaning set forth in Section 3.30.

            "Redomiciliation" has the meaning set forth in Section 2.6.

            "Responsible Person" means, with respect to any Person which is a corporation, the chairman of the board of directors, president, chief executive officer, chief financial officer, controller, secretary, treasurer, or any director or vice president, and with respect to any other Person which is not an individual, any partner, officer, trustee, member of the board of directors or senior manager.

            "Return" has the meaning set forth in Section 3.18(a)(ii).

            "Securities Act" means the Securities Act of 1933, as amended.

            "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Subscription Agreement" has the meaning set forth in Section
2.3(c).

            "Tax" has the meaning set forth in Section 3.18(a)(i).

            2. Basic Transactions.

            2.1. Nelson Companies. On the terms and subject to the conditions set forth in this Agreement, Arista will at the


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Closing exchange Arista Shares for all of the issued and outstanding shares of common stock of the Nelson Companies tendered to it by Nelson Stockholders by execution and delivery to Arista by such Nelson Stockholders prior to the Closing Date of a Subscription Agreement. Each of the holders of the stock of the Nelson Companies shall receive the number of Arista Shares set forth on Exhibit A (subject to the provisions of Section 2.2) for the shares of stock of the Nelson Companies held by such Person.

            2.2. Scott Transfer Corp. On the terms and subject to the conditions set forth in this Agreement, Arista will at the Closing exchange Arista Shares for all of the shares of Scott Transfer, an entity which is a member of Healthcall Network LLC. The number of Arista Shares that Craig H. Scott, the sole shareholder of Scott Transfer, will receive as a result of this exchange is included in the total set forth opposite his name on Exhibit A.

            2.3. Consequences of Transactions. As a result of the transactions described in Sections 2.1 and 2.2, and after Redomiciliation, (a) if Subscription Agreements are received from all of the Nelson Stockholders and the sole stockholder of Scott Transfer with respect to all of the Nelson Shares, Arista will have 24,000,000 Arista Shares issued and outstanding and (b) Curcura will own 727,273 Arista Shares.

            2.4. Effect of this Agreement. By entering into this Agreement, the Nelson Companies agree to:


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                  (a) recommend to the Nelson Stockholders that they tender
            their share holdings to Arista for exchange for Arista Shares in accordance with the terms of this Agreement;

                  (b) circulate to the Nelson Stockholders a Private Placement
            Memorandum setting forth such information as to the proposed exchange as the Nelson Companies believe is advisable to include to ensure compliance with the Securities Act; and

                  (c) use their best efforts to obtain from the Nelson
            Stockholders a subscription agreement (the "Subscription Agreement") tendering their shares for exchange in accordance with the provisions of this Agreement and making such representations to Arista as are customary in private placements of securities.

            2.5. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York, commencing at 10:00 a.m. local time on June 30, 1998 (the "Closing Date") or at or on such other date, time and place as may be agreed upon by the Parties.

            2.6. Actions at the Closing. On the Closing Date, (a) Arista will deliver to the Nelson Companies and Scott Transfer the various certificates, instruments, and documents referred to in Section 8, (b) the Nelson Companies and Scott


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Transfer will deliver to Arista the various certificates, instruments, and documents referred to in Section 7, (c) Arista will deliver to the Nelson Stockholders and the sole stockholder of Scott Transfer certificates evidencing Arista Shares against surrender of the certificates (or, in the case of share certificates that cannot be found, lost certificate affidavits) evidencing the Nelson Shares, endorsed for transfer or accompanied by executed stock powers.

                  2.7. Redomiciliation of Arista, etc. Prior to Closing Date, Arista, acting through its Board of Directors and sole shareholder in accordance with applicable law, its certificate of incorporation and by-laws, and the written consent of its sole shareholder, shall have redomiciled in the State of Delaware and adopted its certificate of incorporation and by-laws in the respective forms set forth in Exhibit A (such actions, the "Redomiciliation"). Among other things, such certificate of incorporation shall authorize the issuance of a sufficient number of shares of Common Stock to allow the share exchange contemplated by this Agreement.

                  2.8. Issuance of Additional Shares to Curcura. In the event that the arbitration with Barry J. Fry and The Peer Group, Inc. (the "Fry Arbitration") results in a recovery of monies by Arista in excess of legal fees incurred by Arista after the Closing Date, Arista shall issue to Curcura that number of additional Arista Shares as shall be equal in value such excess.


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For the purpose of any such issuance of Arista Shares, the valuation set forth in Section 10.4(b) shall govern.

            3. Representations and Warranties of Arista and Curcura. Arista and Curcura, jointly and severally, represent and warrant to the Nelson Companies and Scott Transfer as follows:

                  3.1. Organization and Qualification. Arista is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite power and authority to own, lease and operate its properties and carry on its business as now being conducted.

                  3.2. Subsidiaries. Arista does not own or control, directly or indirectly, any shares of, or interest in, any corporation, partnership, joint venture, association or other business entity.

                  3.3. Capitalization. The authorized capital stock of Arista consists of 2,500 shares of common stock, par value $1.00 per share (the "Common Stock"), of which 1,000 shares of Common Stock are issued and outstanding. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than pursuant to this Agreement, there are no options, warrants, calls, subscriptions, convertible securities, or other rights or other agreements or commitments of any character whatsoever obligating Arista to issue or sell any shares of its capital stock or any securities convertible into or exchangeable


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or exercisable for, or otherwise evidencing a right to acquire, any shares of its capital stock or other securities of any kind of Arista. There are no voting trusts or other agreements or understandings to which Arista is a party with respect to the voting of the capital stock of Arista.

                  3.4. Agreement; Title to Shares. Arista has all requisite power and authority and Curcura has all requisite capacity and authority to enter into this Agreement. This Agreement has been duly authorized, executed and delivered by Arista and Curcura and constitutes the legal and binding obligation of Arista and Curcura, enforceable in accordance with its terms. The execution and delivery by Arista and Curcura of this Agreement, the consummation of the transactions contemplated hereby, and the performance by Arista and Curcura of their respective obligations hereunder will not conflict with or result in any violation of, or any default under (either immediately or with notice or lapse of time), or any right to accelerate or the creation of any lien, charge or encumbrance pursuant to, any provision of (a) the certificate of incorporation or by-laws of Arista, (b) except as set forth on Schedule 3.4, any agreement, contract, lease, license, note, bond, mortgage, indenture, deed of trust or other instrument to which Arista or Curcura is a party or by which any of the properties or other assets of Arista or Curcura is bound, (c) any governmental franchise, license, permit or authorization, or any judgment or order of any tribunal or governmental body applicable to Arista or Curcura or any of


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the properties or other assets of Arista or Curcura, or (d) any law, statute, decree, rule or regulation of any jurisdiction. No authorization, consent or approval of, or declaration of, filing with or notice to any governmental body or authority by Arista or Curcura is necessary for the execution of this Agreement by Arista or Curcura, the consummation by Arista and Curcura of the transactions contemplated hereby or the performance by Arista and Curcura of their respective obligations hereunder. Curcura owns beneficially and of record, free and clear of any lien, pledge, hypothecation, mortgage or other encumbrance, all of the issued and outstanding Common Stock, and will own beneficially and of record, free and clear of any lien, pledge, hypothecation, mortgage or other encumbrance, all of the Arista Shares after Redomiciliation.

                  3.5. Financial Statements. Arista has previously delivered to Nelson true and complete copies of (a) the balance sheets of Arista as of December 31, 1997, 1996 and 1995 and the related statements of income, retained earnings and cash flows for such years then ended, as compiled by Ross, Anglim, Angelini, Valla & Krawitz LLP, certified public accountants, and interim statements of income for the quarter ended March 31, 1998, prepared by Arista's staff. Such statements, including the notes to all such statements, if any, are referred to herein collectively as the "Financial Statements." The Financial Statements have been prepared on a consistent basis throughout the periods specified, although not in accordance with GAAP, and


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present fairly the financial position of Arista as of the respective dates specified and the results of operations and changes in financial position of Arista for the respective periods specified. All information supplied by Arista to Kelly Massad LLP, certified public accountants, to permit such firm to prepare financial statements in accordance with GAAP and all information supplied to Deloitte & Touche LLP, certified public accountants, to permit such firm to audit such financial statements, is and will be true and correct.

                  3.6. Title to Property, Absence of Encumbrances, etc. Set forth on Schedule 3.6 is a complete and accurate list of (a) all real property and all material equipment, furniture and fixtures owned or leased by Arista, and (b) all mortgages, liens and material encumbrances to which such real property, equipment, furniture and fixtures are subject. Except for leased property and as specified in Schedule 3.6, Arista has good and marketable title to all assets, real or personal, tangible or intangible, owned or used by it, respectively, including, without limitation, all assets reflected in the most recent balance sheet included in the Financial Statements (other than any assets sold or otherwise disposed of in the Ordinary Course of Business since the date of such balance sheet), free and clear of all mortgages, pledges, liens, security interests or encumbrances of any nature (other than liens for taxes, assessments or other governmental charges not yet due and payable, or presently payable without penalty or interest) including, without limitation, any


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

governmental restrictions on the operation of such assets. All buildings, equipment, furniture and fixtures listed on Schedule 3.6 owned or leased by Arista are in good operating condition and repair. All real property owned or leased by Arista has been constructed and operated in compliance with all applicable federal, state, county and municipal laws, regulations, ordinances, standards and orders, including without limitation all zoning and environmental laws, regulations, ordinances, standards and orders. There are no outstanding enforcement actions or notices of violation issued by any federal, state, county or municipal authority having jurisdiction over any such property.

                  3.7. Accounts Receivable and Accounts Payable. The accounts receivable of Arista reflected in the Financial Statements, to the extent not yet collected, are from bona fide accounts receivable created in the Ordinary Course of Business and, except to the extent reserved against on the Financial Statements, are current and there is no reason to believe they will not be collectible in the Ordinary Course of Business. Any reserve established against accounts receivable after December 31, 1997 is and shall be on a basis consistent with that applied in preparing the balance sheets included in the Financial Statements. Except as set forth in Schedule 3.7 or to the extent reserved against in the balance sheet as of December 31, 1997 included in the Financial Statements (the "Balance Sheet"), no client has indicated or asserted that it has a counterclaim or


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

other offsetting claim with respect to such receivables. All accounts payable reflected on the Balance Sheet, and all accounts payable arising subsequent to the date of such Balance Sheet, have arisen in the Ordinary Course of Business, represent valid obligations of Arista and, have been paid or are being paid in accordance with past practices.

                  3.8. Books and Records. Except as stated on Schedule 3.8, the minute books, stock record books, and other material non-financial records of Arista, all of which have been made available to the Nelson Companies, are complete and correct in all material respects and have been maintained in accordance with sound business practices and substantially reflect the basis for the financial condition and results of operations of Arista set forth in the Financial Statements. The minute books of Arista contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of Arista, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. As of the Closing Date, all of the books and records referred to in this Section 3.8 will be in the possession of the Nelson Companies.

                  3.9. Patents, Trademarks, etc. Schedule 3.9 contains a complete and correct list of all patents, trademarks registered or claimed by Arista, trade names and registered copyrights owned or used by, or registered in the name of,


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

Arista, and of all applications for patents or for registration of trademarks, trade names or copyrights made by Arista, or by any of its employees, for the benefit of Arista. Except as otherwise indicated in Schedule 3.9, Arista is the registered and beneficial owner of all such patents, trademarks, trade names and registered copyrights, free and clear of any license, royalty, lien, encumbrance or other interest of any third party. Arista owns or has the right to use all patents, patent applications, trademarks, trade names, copyrights or other intellectual property rights, including, without limitation, trade secrets, technology and know-how, necessary for the conduct of its business. Other than as set forth on Schedule 3.9, there is no existing, pending or threatened claim by Arista against any third party for infringement, misuse or misappropriation of any patent, trademark, trade name, copyright or other intellectual property (including without limitation any trade secrets or know-how) owned by Arista or in which Arista has an interest. There is no existing, pending or, to the Knowledge of Arista or Curcura, threatened, action, suit, or proceeding against Arista for infringement, misuse or appropriation by Arista of any patent, trademark, trade name, copyright or other intellectual property (including without limitation any trade secret or know-how) owned or claimed to be owned by any third party or any basis therefor.

                  3.10. Employee Remuneration, etc. (a) Schedule 3.10 lists the position and the current salaries, bonuses, or any other form of compensation paid (together with pending or


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

anticipated increases therein) to each director, officer, employee, consultant or agent of Arista including any bonuses which Arista has promised or currently anticipates paying to any such person. No officer or other key employee of Arista has indicated an intention to terminate his or her employment with Arista.

            (b) Schedule 3.10 also lists each officer, employee, consultant and agent of Arista who has entered into an employment contract, consulting contract or other special arrangement with Arista, and true and complete copies of all such contracts and descriptions of all such arrangements have been previously delivered to the Nelson Companies.

            (c) Except as set forth on Schedule 3.10, Arista has not entered into any agreement or arrangement with any employee, officer, director or provider of services of Arista to pay any of them any amount beyond their regular salary or other compensation as an inducement to remain at their present position until, or contingent upon, the execution of this Agreement or the consummation of the transactions contemplated hereby or pursuant to which Arista could have any obligation to pay any of them compensation in the event of, or as a consequence of (i) the severance of their employment or relationship with Arista following a change of control of Arista or (ii) a change of control of Arista.

                  3.11. Labor Matters. Arista is not a party to any collective bargaining agreement. Except as disclosed on Schedule


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

3.11, no attempt to organize the employees of Arista has been made, nor is any such attempt now threatened or, to the Knowledge of Arista or Curcura, being planned. Arista is in compliance with all applicable Federal, state and local laws, rules and regulations regarding employment conditions and practices, has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Arista has not engaged in any unfair labor practices and has not discriminated on the basis of age, sex or other discrimination prohibited by law in its respective employment conditions or practices. Except as set forth on Schedule 3.11, there are no unfair labor practice or age or sex discrimination charges or complaints or other charges or complaints alleging illegal discriminatory practices pending or threatened against Arista before any Federal, state or local board, department, commission or agency, nor to the Knowledge of Arista or Curcura does any basis therefor exist. There are no existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting Arista. There are no pending or threatened representation questions respecting the employees of Arista or any pending arbitration proceedings.

                  3.12. Bank Accounts. Schedule 3.12 lists the name and location of each bank or other institution in which Arista has any account or safe deposit box, the number or other


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

identification thereof and the names of all persons authorized to draw thereon or have access thereto.

                  3.13. No Adverse Change. Since January 1, 1998, there has not been any material adverse change in the financial condition, operations, business or prospects of Arista.

                  3.14. Absence of Certain Changes. Except as set forth on
Schedule 3.14 or pursuant to the Other Merger Agreements, since January 1, 1998, Arista has not (a) issued, sold or delivered or agreed to issue, sell or deliver any shares of its capital stock or any options or rights to acquire any such capital stock or securities convertible into or exchangeable for such capital stock, (b) incurred any material obligations or liabilities, whether absolute, accrued, contingent or other, other than obligations and liabilities incurred in the Ordinary Course of Business, (c) mortgaged, pledged or subjected to any lien, lease, security interest or other encumbrance (other than liens for taxes, assessments or other governmental charges not yet due and payable, or presently payable without penalty or interest), any of its assets, real or personal, tangible or intangible, (d) acquired or disposed of any assets or properties, or entered into any agreement for any such acquisition or disposition, except in the Ordinary Course of Business, (e) incurred any obligation for borrowed money which remains outstanding on the date hereof, except for borrowings in an aggregate amount not exceeding $10,000 in the Ordinary Course of Business, (f) forgiven or canceled any debts or claims or waived


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

any rights of material value not previously accrued, (g) granted or promised any increase in compensation in any form of more than five percent to any officer or other employee or granted any severance or termination pay, agreed to or indicated the intention of paying to any officer or other employee a bonus or other compensation not included in such person's base salary in excess of the bonus or other compensation previously paid such person, or entered into any employment agreement, or any modification of a previously existing employment agreement, with any officer or any other salaried employee, (h) adopted, amended or entered into any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement or arrangement for the benefit of employees, (i) granted any rights or licenses under any of its trademarks, trade names, copyrights or other intellectual property rights, (j) made any capital expenditure or binding commitment therefor which individually or in the aggregate exceeds $10,000, (k) sold, assigned or transferred any of its assets (tangible or intangible) or otherwise disposed of any property, trademark, trade name, assumed name, copyright (or pending application therefor) or interest thereunder, except in each case in the Ordinary Course of Business, (l) suffered any material loss of, or adverse change in its relationship with, any material client or customer or has Knowledge that any such client or customer intends or is contemplating any action which would constitute or lead to such a loss or adverse change, or written down the value of any work-in-process or written off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the Ordinary Course of Business, (m) suffered any damage, destruction or loss (whether or not covered by insurance) which has a material adverse effect on its business, (n) suffered any strike or other labor trouble which has materially affected its operations, (o) terminated or made any substantial revision of, or engaged in any renegotiation of, any material contract, (p) materially decreased the level of maintenance on, or its expenditures for maintenance of, the real property, equipment, furniture and fixtures owned or leased by it, (q) made any change in accounting principles or methods or in classification, depreciation or amortization policies or rates, (r) settled any dispute involving payment by Arista in excess of $5,000, or canceled, forgiven or reduced any obligation of any Person in an amount in excess of $5,000, (s) made any loan or advance in excess of $5,000 to any Person other than travel or expense advances in accordance with its normal policies which have been accounted for or repaid and extension of trade credit in accordance with its normal business practices, (t) amended or terminated any agreement which is material to its business, except amendments in the Ordinary Course of Business which have not had and will not have a material adverse effect on Arista; (u) renewed, extended or modified any lease of real property, or personal property, except in the Ordinary Course of Business, in circumstances that have not had and will not have a material adverse effect on Arista; or (v) entered into any material transaction other than in the Ordinary Course of Business.

                  3.15. Litigation. Other than as set forth on Schedule 3.15, there is no judicial or administrative action, suit, proceeding or governmental investigation pending or to the Knowledge of Arista or Curcura threatened before any court or tribunal or governmental instrumentality, or any citation, order or notice of violation of any law, decree, rule or regulation, by or against Arista or Curcura or any of Arista's properties, or which relates in any way to Arista's business, properties, assets or operations, or which has or is likely to result in an imposition of a lien on any of the properties or assets owned or leased by Arista, or which questions the validity of this Agreement or any action to be taken in connection herewith, nor is there any such action, suit, proceeding or investigation, pending or, to the Knowledge of Arista or Curcura threatened, which involves any director, officer, employee, consultant or independent contractor of Arista in its or his capacity as such. Except as set forth in Schedule 3.15, neither Arista nor any property or assets of Arista is subject to any judicial or administrative order, judgment, injunction or decree nor has Arista been a party to any product or professional liability litigation within the last five years.

                  3.16. Compliance with Other Instruments and Laws. Arista is not in violation of any provision of (a) its charter or by-laws, or (b) any agreement, contract, mortgage, lease, license or other instrument, governmental franchise, license, permit or authorization, judgment or order of any tribunal or governmental body, or law, statute, decree, rule or regulation applicable to it or any of its properties or to which it is a party or by which it is bound.

                  3.17. Contracts, etc. Schedule 3.17 contains a complete and correct list (to the extent not listed on any other Schedule to this Agreement) of each (a) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, retirement or similar plan, agreement or arrangement of Arista, (b) mortgage, debenture, note or installment obligation, or other instrument or contract for the borrowing or lending of money by Arista, including without limitation any agreement or arrangement relating to the maintenance of compensating balances or the availability of a line of credit,
(c) license agreement, sales agency agreement or franchise agreement (other than off-the-shelf software licenses) to which Arista is a party, (d) guaranty of any obligation of any person by Arista, including without limitation any keep-well, make-whole or maintenance of working capital or earnings or similar agreement,
(e) agreement for the sale of any properties or assets by Arista other than sales of products or services in the Ordinary Course of Business to clients or customers which in 1997 generated or which in 1998 obligates the customer or client to pay, revenues of $10,000 or more, (f) contract, purchase order or other agreement, other than a contract, purchase order or other agreement (i) for the purchase of equipment, furniture or fixtures with an aggregate consideration of less than $10,000, made in the Ordinary Course of Business, or (ii) for the purchase of materials or supplies made in the Ordinary Course of Business, pursuant to which Arista is or may be obligated to make payments, contingent or otherwise, on account of or arising out of the acquisition, prior, pending or future, of the shares, business, or other assets of another enterprise, (g) secrecy or invention agreement under which Arista or any of the present officers or employees of Arista has any obligation and relating to the business of Arista, (h) agreement for the purchase or sale of goods or services not terminable without liability by Arista on 90 days' (or less) notice or involving payments by or to Arista in excess of $10,000, (i) agreement or arrangement with a customer or client of Arista for rebates, sharing of expenses or any similar device for the effective reduction or increase of prices or other charges and involving products or services with a value in excess of $10,000, (j) agreement of Arista with, or loan or advance by Arista to or from, or other obligation of Arista to or from any officer or director of Arista, (k) lease of real or personal property with Arista as lessor or lessee, involving rents of more than $10,000 per year, (l) agreement or arrangement limiting the freedom of Arista or, to the Knowledge of Arista or Curcura, any of the present or former officers or employees of Arista to compete in any line of business similar to Arista's business, with any person or other entity or in any geographical area, (m) governmental license, franchise, permit or authorization held by and material to the business of Arista and not listed on any other Schedule hereto, (n) outstanding powers of attorney executed by or on behalf of Arista, (o) joint venture agreement or partnership, profit sharing or other similar agreements to which Arista is a party, (p) contract, commitment or agreement not referred to above in this Section 3.17 or in any other Schedule to this Agreement and any one of which involves aggregate payments by or to Arista of $10,000 or more. All such contracts and agreements are, with respect to Arista, valid, binding and in full force and effect, neither Arista nor any other party is in material default thereunder and no event has occurred which, whether with notice, lapse of time or otherwise, would constitute a default by Arista thereunder, and Arista has not received or sent any notice of cancellation or termination thereunder. Except as disclosed in Schedule 3.17 hereto, no consent of any party or the payment of any penalty or incurrence of any additional obligation or change of any terms is necessary so that all rights of Arista under contracts extending beyond the Closing Date shall continue unimpaired on and after the Closing Date.

                  3.18. Taxes. (a) As used in this Section 3.18, the following terms have the following meanings:

                        (i) "Tax" means any federal, state, local, or foreign income, gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, ad valorem, lease, service use, registration, value added, alternative or add-on minimum, estimated, or other tax, fee, assessment or change of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, together with any expenses incurred in connection with the determination, settlement or litigation of any Tax liability;

                        (ii) The term "Return" means any return, declaration, report, statements or other document required to be filed in respect of Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes Arista;

                        (iii) The term "Code" means the Internal Revenue Code of 1986, as amended; all citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto; and

                        (iv) Any reference in this Section 3.18 to Arista includes a reference to a person acting on behalf of Arista.

                  (b) Arista has timely filed all Returns that it was required to file. All such Returns were correct and complete in all respects. All Taxes owed by Arista (whether or not shown on any Return) have been paid. Arista currently is not the beneficiary of any extension of time within which to file any Return. No claim has ever been made by an authority in a jurisdiction where Arista does not file a Return that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of any of Arista that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (c) Arista has withheld and paid to the appropriate governmental or regulatory authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (d) No director or officer (or employee responsible for Tax matters) of Arista expects any authority to assess any additional Taxes for any period for which tax returns have been filed. There is no dispute or claim concerning any Tax liability of Arista either (i) claimed or raised by any authority in writing or (ii) as to which any of Arista and the directors and officers (and employees responsible for Tax matters) of Arista has Knowledge.
Schedule 3.18 lists all federal, state, local, and foreign income tax returns filed with respect to Arista for taxable periods ended on or after December 31, 1994, indicates those Returns that have been audited, and indicates those Returns that currently are the subject of audit. Arista has delivered to Nelson correct and complete copies of all federal income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by Arista since December 31, 1994.

                  (e) Arista has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (f) Arista has not filed a consent under Code ss. 341(f), concerning collapsible corporations. Arista has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any parachutes payments that will not be deductible under Code ss. 280G, concerning "golden parachutes." Arista has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code ss. 6662. Arista is not a party to any Tax indemnity, Tax allocation or Tax sharing agreement. Arista is not a party to any closing agreement pursuant to Section 7121 of the Code or any similar provision of any state, provincial, local, or foreign law with respect to Arista or any assets thereof. Arista has not received a Tax ruling from any Tax authority. No power of attorney currently in force has been granted by Arista concerning any Tax matter. Arista (i) has not been a member of an affiliated group filing a consolidated federal income tax return and (ii) has no liability for the Taxes of any person under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (g) None of the assets of Arista is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Arista has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. None of the assets of Arista is property that Arista is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former section 168(f)(8) of the Code. None of the assets of Arista directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. Arista has not participated in an international boycott within the meaning of Section 999 of the Code. Arista has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Arista has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country. Arista has made available (or, in the case of Tax Returns filed after the Closing Date, will make available) to Nelson complete and accurate copies of all Tax Returns and associated work papers filed by or on behalf of Arista for all taxable years ending on or prior to the Closing Date.

                  (h) Schedule 3.18 sets forth the following information with respect to Arista as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (i) the basis of Arista in its assets and (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to Arista.

                  (i) The unpaid Taxes of Arista (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Arista in filing their tax returns.

                  3.19. Permits. Arista has obtained and holds all licenses, permits, authorizations, consents and orders or approvals of all foreign, Federal, state or local governmental or regulatory bodies that are necessary for the lawful conduct of its business and to operate its properties and assets as presently being operated (the "Permits"). All of the Permits are listed on
Schedule 3.19 and are validly issued and in full force and effect and Arista is in compliance therewith. No proceeding is pending or threatened which seeks or may result in the cancellation, suspension, restriction or modification of any

Permit. The business of Arista is being operated in all respects in accordance with the terms and conditions of the Permits.

                  3.20. Employee Benefit Plans.

                  (a) Schedule 3.20 lists (i) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that are maintained, contributed to or required to be contributed to by Arista, or under which Arista could incur any liability for the benefit of current, former or retired employees of Arista or any of their beneficiaries or dependents, and (ii) each other plan, program, policy, contract, agreement or arrangement providing for bonuses, pensions, deferred compensation, stock or stock related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance, key man life insurance or other employee benefits or compensation to or for any Arista employee or members of their families, whether or not insured or funded (together, the "Benefit Plans").

                  (b) Each Benefit Plan has been administered in all material respects in accordance with its terms. On the date hereof, the Benefit Plans are in compliance with the applicable provisions of ERISA and the Code, the rules and regulations promulgated thereunder, all other applicable laws and the terms of all applicable collective bargaining agreements. There are no investigations by any governmental entity, or other claims (except routine claims for benefits payable under the Benefit

Plans), suits or proceedings against or with respect to which any Benefit Plan is a party or asserting any rights to or claims for benefits under any Benefit Plan that would give rise to any liability. To Arista's Knowledge, there are no involuntary termination proceedings which have been instituted against any Benefit Plans.

                  (c) All contributions to, and payments from, the Benefit Plans that were required to be made in accordance with the terms of the Benefit Plans and any applicable collective bargaining agreement have been timely made. All premium payments that were required to be made in accordance with the terms of the Benefit Plans or an underlying insurance contract have been timely made in accordance therewith, except where such failure would not result in material liability to Arista.

                  (d) Each Benefit Plan that is intended to be a tax-qualified pension plan has been the subject of a favorable determination letter from the IRS which was filed with the IRS within the remedial amendment period prescribed under Section 401(b) of the Code with respect to compliance with the Tax Reform Act of 1986 to the effect that such pension plan is qualified under Section 401(a) of the Code, subject to the customary reservations as to the plan's operational compliance with the Code's requirements. No such determination letter has been revoked and, to Arista's Knowledge, the IRS has not issued written notice of its intent to revoke the qualified status of any such plan. To Arista's Knowledge, no circumstances exist that would reasonably be expected to result in disqualification of such pension plan.

                  (e) Arista does not and has not ever in the past maintained or contributed to (i) any plan or arrangement that is intended to provide retiree medical benefits to its retired employees or their beneficiaries or dependents,
(ii) any defined benefit pension plan that is required to meet the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (iii) a multiemployer plan, as defined in Section 3(37) of ERISA.

                  3.21. Insurance. Schedule 3.21 lists all insurance policies to which Arista is a party or which relate to the employees of Arista (the "Insurance Policies") and sets forth for each Insurance Policy the name of the insurer, the coverage limit, the amount and frequency of payment of the premium, the term of the policy and a claims history for each Insurance Policy which is a liability policy since January 1, 1995. The Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid or will be paid when due, and no notice of cancellation or termination has been received with respect to any Insurance Policy. The Insurance Policies provide coverage that is in compliance with all material requirements of law and of all material agreements to which Arista is a party, are valid, outstanding and enforceable policies, and provide adequate insurance coverage for Arista and the operations of its business.

                  3.22. Transactions with Affiliates. Schedule 3.22 describes all transactions in excess of $5,000 individually and $20,000 in the aggregate since January 1, 1997 between Arista and, directly and indirectly, Curcura or any Affiliate of Curcura (a "Curcura Affiliate"), including, without limitation, any loans by Arista to Curcura or any Curcura Affiliate or by any Curcura Affiliate to Arista and the amounts outstanding under such loans on the date hereof. Curcura has from time to time made loans to the Company. Except as set forth in Schedule 3.22, none of Curcura, any Curcura Affiliate or any officer, director or employee of Arista owns any interest (excepting stock holdings of up to 1% of the capital stock of a corporation listed on a national securities exchange or traded in an over-the-counter market) in a Person that is a competitor of Arista. No officer, director, or employee of Arista is an officer, director or employee of any organization that is a competitor or supplier of Arista.

                  3.23. Clients. Schedule 3.23 sets forth the four largest clients (measured by fees generated) of Arista as of December 31, 1997. Except as described on Schedule 3.23, neither Arista nor Curcura has Knowledge or has any reason to believe that any of Arista's clients or any supplier of goods, products or services to Arista (a) has any complaint or objection with respect to the service or any business practices of Arista or the transactions contemplated hereby, or (b) will cease to do business, or significantly reduce the business conducted, with

Arista after or as a result of the consummation of any transactions contemplated hereby.

                  3.24. Information Technology. Except as set forth on Schedule 3.24, Arista has the unrestricted right to use all software associated with its databases. All of the hardware, software and firmware used in connection with the business of Arista is and will be able accurately to process data (including, but not limited to, calculating, comparing, and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations.

                  3.25. Other Liabilities. Arista does not have any liabilities or obligations (direct or indirect, contingent or absolute, matured or unmatured) of whatever nature, whether arising out of contract, tort, statute or otherwise, except (a) as reflected in the Balance Sheet, (b) disclosed in the Schedules to this Agreement and (c) liabilities and obligations incurred in the Ordinary Course of Business which do not in the aggregate involve an amount greater than $5,000.

                  3.26. Brokers. No finder, broker, agent or other intermediary has acted on behalf of Arista in connection with this Agreement or the transactions contemplated hereby.

                  3.27. Absence of Certain Payments. Neither Arista nor any officers, directors, employees, agents, representatives, or independent contractors of Arista has made, or arranged for the making of, any unlawful payment to any official, officer or employee of any foreign, Federal, state, county, municipal or other governmental or regulatory body or authority or any self-regulatory body or authority, or made any payment to any customer or supplier of Arista or any officer, director, partner, employee or agent of any customer or supplier, for the unlawful sharing of fees or to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, or engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of Arista.

                  3.28. Disclosure. This Agreement, the Schedules hereto, the Financial Statements and any other information furnished or to be furnished by Arista in connection with this Agreement and the transactions contemplated hereby do not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements contained therein not false or misleading. There is no fact known to Arista, its directors and officers or Curcura which materially affects or will materially affect the properties, assets, financial condition, operations, prospects or business of Arista which has not been set forth in this Agreement, the Schedules hereto or the Financial Statements.

                  3.29. Pooling. Neither Arista nor any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent Arista and the Nelson

Companies from accounting for Arista's acquisition of the Nelson Shares as a pooling of interests.

                  3.30. Adequate Information. Each of Curcura and Arista acknowledges that he and it have received a copy of the preliminary Private Placement Memorandum, dated May 7, 1998, including the exhibits thereto, and of the final Private Placement Memorandum, dated June 4, 1998, including the exhibits thereto (the "Private Placement Memorandum"), which describe the business and structure of Arista and its Affiliates after giving effect to the transactions contemplated hereby, and has had the opportunity to ask questions of and obtain information from the responsible officers of the Nelson Companies with respect thereto.

            4. Representations and Warranties of the Nelson Companies. The Nelson Companies represent and warrant to Arista and Curcura as follows:

                  4.1. Organization and Qualification. Each of the Nelson Companies is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to own, lease and operate its properties and carry on its business as now being conducted.

                  4.2. Agreement. Each of the Nelson Companies has the requisite corporate power to enter into this Agreement. This Agreement has been duly authorized, executed and delivered by the Nelson Companies and constitutes the legal and binding obligation of the Nelson Companies, enforceable in accordance with its terms. The execution and delivery by the Nelson Companies of this Agreement, the consummation by the Nelson Stockholders of the transactions contemplated hereby and the performance by the Nelson Companies of their obligations hereunder will not conflict with or result in any violation of, or any default under (either immediately or with notice or lapse of time), any provision of (a) any agreement, contract, lease, license, note, bond, mortgage, indenture, deed of trust or other instrument to which any of the Nelson Companies is a party or by which any of their respective properties or other assets is bound, (b) any governmental franchise, license, permit or authorization, or any judgment or order of any tribunal or governmental body applicable to any of the Nelson Companies or any of their respective properties or other assets, or (c) any law, statute, decree, rule or regulation of any jurisdiction. No authorization, consent or approval of, or declaration of, filing with or notice to any governmental body or authority by any of the Nelson Companies is necessary for the execution of this Agreement by the Nelson Companies, the consummation by the Nelson Stockholders of the transactions contemplated hereby or the performance by the Nelson Companies of their obligations hereunder.

                  4.3. Brokers. No finder, broker, agent or other intermediary has acted on behalf of the Nelson Companies in connection with this Agreement or the transactions contemplated hereby.

            5. Covenants of Arista and Curcura. Arista and Curcura covenant as follows:

                  5.1. Action to Closing. From the date of this Agreement until the Closing Date, Arista will, and Curcura shall cause Arista to, (a) conduct its affairs only in the Ordinary Course of Business, in substantially the manner as heretofore conducted and in accordance with all laws, rules, regulations, orders, approvals, authorizations, exemptions, classifications and registrations, (b) maintain all of its assets in as good condition and repair as of the date hereof, reasonable wear and tear excepted, (c) perform in all material respects all of its obligations under all contracts to which it is a party, and not amend, alter or modify any provision of any such contract or enter into any new contract or transaction involving consideration in excess of $5,000 or which would have been required to be listed on Schedule 3.17 if in effect on the date hereof, or dispose, other than in the Ordinary Course of Business, of any assets having a value in excess of $5,000 in the aggregate without the prior written consent of Nelson, (d) use its best efforts to maintain the existing relationships with all clients, customers and others having business dealings with Arista, (e) use its best efforts to keep available the services of its present officers and employees, (f) promptly deliver to the Nelson Companies interim financial statements as regularly prepared for their internal use, (g) confer on a regular and frequent basis with representatives of the Nelson Companies to report material operational matters and the general status of ongoing operations, (h) not authorize or effect any change in its certificate of incorporation or by-laws; (i) not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding); (j) not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business; (k) not permit the imposition of any lien, security interest or other encumbrance upon any of its assets outside the Ordinary Course of Business; (l) not make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business; (m) not make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; (n) not, without the prior written consent of the Nelson Companies, take any action or engage in any transaction not expressly permitted by this Section 6.1 or otherwise contemplated by this Agreement which would cause any of the representations and warranties made by Arista or Curcura herein to be untrue as of the Closing Date or a breach of the terms and conditions of this Agreement and (o) take all actions required of it pursuant to this Agreement.

                  5.2. Access and Information. Arista will afford the Nelson Companies and their employees, accountants, counsel and other authorized representatives reasonable access to Arista's properties, employees, books and records and Arista will furnish to the Nelson Companies and their representatives all additional financial and operating data and other information as to Arista as the Nelson Companies may from time to time reasonably request.

                  5.3. Publicity; Confidentiality. Arista and Curcura will not, without the consent of the Nelson Companies, issue or cause the publication of any press release or other public announcement with respect to this Agreement after the date hereof, except where such release or announcement is required by law.

                  5.4. Best Efforts. Arista and Curcura agree to use their best efforts to satisfy the conditions to the obligations of the Nelson Companies hereunder set forth in Section 8.

                  5.5. Negotiations with Other Parties. Neither Arista nor Curcura will participate in any negotiations with any third party for the acquisition of all or any part of the equity or assets of Arista prior to the Closing or the termination of this Agreement pursuant to Section 11. Arista will report to the Nelson Companies any contacts or indications of interest from any third party with respect to such possible acquisition.

                  5.6. Public Offering. Curcura acknowledges that following the Closing the Parties expect to file a Registration Statement on Form S-1 with the Securities and Exchange Commission for an initial public offering of Arista's common stock. In connection with such public offering, Curcura agrees to execute such documents and take such actions as may reasonably be requested by the underwriters.

                  5.7. Loans by Curcura to Arista. With respect to amounts lent by Curcura to Arista, which amounts are stipulated and agreed to be $632,933 as of March 31, 1998, less any amounts withdrawn by Curcura from Arista (other than expenses) in excess of his salary of $30,000 per month from April 1, 1998 through the Closing Date (the "Curcura Loan"), Arista will repay the Curcura Loan upon demand therefor.

            6. Covenants of the Nelson Companies. The Nelson Companies covenant as follows:

                  6.1. Publicity; Confidentiality. The Nelson Companies will not, without the consent of Arista, issue or cause the publication of any press release or other public announcement with respect to this Agreement after the date hereof, except where such release or announcement is required by law.

                  6.2. Best Efforts. The Nelson Companies will use their best efforts to satisfy the conditions to the obligations of Arista and Curcura hereunder set forth in Section 7.

            7. Conditions to the Obligations of Arista and Curcura. The obligations of Arista and Curcura to effect the transactions contemplated hereby are subject to the fulfillment to their satisfaction prior to or at the Closing of the following conditions:

                  7.1. Representations and Warranties. The representations and warranties of the Nelson Companies contained herein are true and correct when made and shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of the Closing.

                  7.2. Performance. The Nelson Companies shall have performed and complied with each covenant and condition required by this Agreement to be performed or complied with by it before or at the Closing.

                  7.3. Closing Certificate. The Nelson Companies shall have delivered to Arista and Curcura a certificate, dated the Closing Date and executed by a principal executive officer of each of the Nelson Companies, certifying that the conditions specified in Sections 7.1 and 7.2 have been fulfilled.

                  7.4. Opinion of Counsel. Arista and Curcura shall have received from Patterson, Belknap, Webb & Tyler LLP, counsel for the Nelson Companies, an opinion, dated the Closing Date, addressed to Arista and Curcura and in substantially the form of Exhibit B.

                  7.5. Scott Representation Letter. Arista and Curcura shall have received from Craig Scott, the sole stockholder of Scott Transfer, a representation letter in substantially the form of Exhibit C.

            8. Conditions to the Obligations of the Nelson Companies. The obligations of the Nelson Companies to effect the transactions contemplated hereby are subject to the fulfillment to its satisfaction before or at the Closing of the following conditions:

                  8.1. Representations and Warranties. The representations and warranties of Arista and Curcura contained in this Agreement (including the Schedules hereto) shall have been true and correct when made and shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of the Closing.

                  8.2. Performance. Arista and Curcura shall have performed and complied with each covenant and condition required by this Agreement to be performed or complied with by it or him before or at the Closing.

                  8.3. Closing Certificate. Arista and Curcura shall have delivered to the Nelson Companies a certificate, dated the Closing Date and executed Curcura, on his own behalf and as a principal executive officer of Arista, certifying that the conditions specified in Sections 8.1 and 8.2 have been fulfilled.

                  8.4. Opinion of Counsel. The Nelson Companies shall have received from Winne, Banta, Rizzi, Hetherton & Basralian, P.C., counsel to Arista and Curcura, an opinion, dated the Closing Date, addressed to the Nelson Companies and in substantially the form of Exhibit D.

                  8.5. Consents; Permits. Arista shall have obtained and the Nelson Companies shall have received, in form and substance satisfactory to the Nelson Companies, all consents which are required to consummate the transactions contemplated hereby or to avoid the termination of any Permit or Contract upon such consummation (including without limitation waivers of due-on-sale clauses contained in any contracts and any consents to the change of ownership of the Arista required under the terms of any Permit or Contract).

                  8.6. Employment Agreements. The executives of Arista listed as parties to the Employment Agreements set forth in Exhibit E shall have entered into employment agreements in substantially the form therein set forth.

                  8.7. Redomiciliation. Redomiciliation shall have occurred.

                  8.8. Subscription Agreements. Arista shall have received Subscription Agreements from the Nelson Stockholders or their representatives holding such number of Nelson Shares in each of the Nelson Companies so that Arista's acquisition of Nelson Shares of each of the Nelson Companies can be accounted for as a pooling of interests.

                  8.9. Pooling Letter. Curcura, as sole stockholder of Arista, shall have executed a letter, dated as of the Closing Date, in the form of Exhibit F attached hereto.

                  8.10. Ability to File Registration Statement. Either (a) Arista shall have provided the necessary financial information for 1993 and 1994, or (b) the Securities and Exchange Commission shall have confirmed to the Nelson Companies that a Registration Statement may be filed by Arista without inclusion of 1993 and 1994 financial information of Arista and that the absence of such financial information from the Registration Statement shall not act as an impediment to such Registration Statement becoming effective under the Securities Act or materially delay such effectiveness.

            9. Adoption of Plans of Certain Nelson Companies' Subsidiaries. (a) Effective on the Closing Date, Arista will assume the Stock Incentive Plan of NCI Advertising, Inc., which was formerly known as the RWR Advertising, Inc. Stock Incentive Plan (the "Advertising Stock Option Plan"), and the World Health Communications, Inc. Stock Incentive Plan (the "WHC Stock Option Plan"). Effective on the Closing Date, all unexercised and unexpired options grants under the Advertising Stock Option Plan and the WHC Stock Option Plan shall be converted into and represent the right to acquire Arista Shares and shall be adjusted as is reasonable and appropriate. Notwithstanding the foregoing, any such adjustment in outstanding options shall be made without changing the aggregate exercise price applicable to the unexercised portions of such options and shall be made in such a manner as to comply with all applicable provisions of the Code.

            (b) Subsequent to the Closing Date but prior to the contemplated initial public offering of Arista Shares, subject to shareholder approval, Arista will establish a new stock option plan (the "Arista Stock Option Plan") which shall provide for the grant of (i) options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code to officers and key employees of Arista and its subsidiaries, and (ii) options that are not intended to so qualify to directors, officers and key employees of Arista and its subsidiaries. Arista shall use its best efforts to obtain shareholder approval of the Arista Stock Option Plan prior to such initial public offering.

            10. Survival of Representations and Warranties; Indemnification.

                  10.1. Survival of Representations and Warranties. The representations and warranties contained in Sections 3, 4 and 5 of this Agreement shall survive any investigation by any Party and the Closing but shall expire and be extinguished on the first anniversary of the Closing Date, except that Arista's and Curcura's representations and warranties set forth in (a) Sections 3.18 and 3.20 shall survive until 90 days after expiration of the applicable statute of limitations for any affected taxable period, and (b) Section 3.5 shall survive until 90 days after expiration of the applicable statute of limitations. No action for indemnification under this Section 10 may be brought with respect to such representations and warranties after the applicable date indicated in the preceding sentence unless, before the date such representations and warranties expire, the party seeking indemnification has notified in reasonable detail the party from whom indemnification is sought of a claim for indemnity hereunder.

                  10.2. Indemnification by Curcura. Subject to Section 10.1, from and after the Closing, Curcura agrees to indemnify and defend the Nelson Companies and Scott Transfer, and hold the Nelson Companies and Scott Transfer harmless from and against, any out-of-pocket loss, liability, damage, penalty, claim or expense (including reasonable attorneys' and consultants' fees and other costs and expenses) (collectively, "Damages") incurred or sustained by the Nelson Companies or Arista as a result of or relating to:

                        (a) the non-fulfillment or breach of any covenant or agreement or the breach of any representation or warranty of Arista or Curcura set forth in this Agreement;

                        (b) any investigation, claim, lawsuit, arbitration, or regulatory or administrative suit, proceeding, order or action relating to, or arising out of, any acts, omissions or activities of Arista before the Closing Date, whether or not disclosed herein or in the Schedules hereto; and

                        (c) the Fry Arbitration.

                  10.3. Indemnification by the Nelson Companies. Subject to
Section 10.1, from and after the Closing, the Nelson Companies agree, jointly and severally to indemnify Curcura, and hold Curcura harmless from and against, damages incurred or sustained by Curcura as a result of or relating to:

                        (a) the non-fulfillment or breach of any covenant or agreement or the breach of any representation or warranty of the Nelson Companies set forth in this Agreement; and

                        (b) any investigation, claim, lawsuit, arbitration, or regulatory or administrative suit, proceeding, order or action relating to, or arising out of, any acts, omissions or activities of the Nelson Companies before the Closing Date, whether or not disclosed herein or in the Schedules hereto.

                  10.4. Limit of Indemnification Obligations. The indemnification obligations the Parties hereunder shall be subject to the following terms and limitations:

                        (a) Except for indemnification for Damages incurred or sustained as the result of the matter referred to in Section 10.2(c), no claim for indemnification shall be made and no compensation therefor shall be due with respect to the first $25,000 of Damages (the "Deductible Amount") incurred by the Party incurring or sustaining such Damage. In the case of Curcura only, the Deductible Amount shall be $25,000 plus the amount ("Found Assets") of cash or each equivalents realized by

Arista during the longest period set forth in Section 10.1 and not shown on the Balance Sheet of Arista as of the Closing Date, but excluding any recoveries on bad receivables previously charged to the bad debt reserves. In calculating the amount due from Curcura under this Section 10, only the amount of Found Assets established at the time payment is due shall be taken into account.

                        (b) Any indemnification due from Curcura shall be paid by Curcura returning to Arista such number of Arista Shares as shall equal the amount of indemnification due. For the purposes of indemnification, it is agreed that the value of the 727,273 Arista Shares to be owned by Curcura from and after the Closing Date is $3,794,000, which is the amount shown on the valuation findings of Veronis, Suhler & Associates Inc. appended to the Private Placement Memorandum referred to in Section 2.3(b).

                        (c) Nothing in this Section 10 shall be construed to require Curcura to return to Arista more than 145,455 Arista Shares, provided, however, that any liability of Arista resulting from the arbitration with Barry
J. Fry and The Peer Group, Inc. shall not be subject to this limitation and any Arista Shares returned by Curcura to compensate Arista for any such liability shall not be counted against such limitation.

                        (d) Except with respect to Curcura's indemnification of the Nelson Companies and Scott Transfer pursuant to Section 10.2(c) with respect to the Fry Arbitration,

Curcura's indemnification obligations hereunder shall be limited to 40 percent of any Damages incurred or sustained by the Nelson Companies in excess of the amount referred to in Section 10.4(a) for which indemnification is payable hereunder.

                        (e) Curcura shall have no liability for the first $15,000 of legal fees incurred by Arista with respect to the Fry Arbitration.

                  10.5. Indemnification Procedures. A party entitled to indemnification hereunder shall herein be referred to as an "Indemnitee." A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "Indemnitor." Promptly after receipt by an Indemnitee of notice of any claim or the commencement of any action, or upon discovery of any facts which an Indemnitee believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Section 10, notify such Indemnitor in writing in reasonable detail of the claim or the commencement of such action. If any such claim shall be brought against such Indemnitee, it shall notify such Indemnitor thereof, the Indemnitor shall be entitled to participate therein, and to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise any such claim or action; provided, however, that any such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld; and provided further, that if the Indemnitee rejects a settlement that would have included a complete release of the Indemnitee from any further liability, its right to indemnification from the Indemnitor shall be limited to the amount that would have been payable by the Indemnitor under such settlement or compromise. After notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee under this Section 10 for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that the Indemnitee shall have the right to employ counsel to represent it if, in the Indemnitee's reasonable judgment, it is advisable for the Indemnitee to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the Indemnitee. If the Indemnitor does not elect to assume the defense of such claim or action, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect thereto, and shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The parties hereto agree to render to each other such assistance as may reasonably be requested in order in insure the proper and adequate defense of any such claim or proceeding.

                  10.6. Waiver of Right to Contribution. Curcura hereby waives, effective as of the Closing Date, any right which he may have against Arista in connection with any contribution or indemnification for payments made after the Closing Date pursuant to this Agreement or otherwise.

            11. Termination. (a) This Agreement may be terminated by the Nelson Companies, on the one hand, or Arista and Curcura, on the other hand:

                        (i) by mutual consent;

                        (ii) by either, if there has been a material breach on the part of the other in any representation or warranty or covenant set forth in or made pursuant to this Agreement; or

                        (iii) by either, if the Closing has not occurred by July 31, 1998 no fault of the terminating party.

                  (b) A termination pursuant to Section 11(a)(ii) shall not relieve the breaching party from liability for such breach.

            12. General Provisions.

                  12.1. Modification; Waiver. This Agreement may be modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time on or before the Closing Date by the party entitled to the benefits thereof.

                  12.2. Entire Agreement, etc. This Agreement, together with the schedules and exhibits hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

                  12.3. Curcura's Consent. By execution of this Agreement by Curcura, Arista hereby acts by consent of its sole stockholder to approve this Agreement and the transactions contemplated hereby.

                  12.4. Expenses. Whether or not the transactions contemplated herein shall be consummated, except as provided herein each party shall pay its own expenses incident to the preparation and performance of this Agreement. In addition, Arista will pay, following the Closing Date, the fees of Kelly Massad LLP for preparing financial statements in accordance with GAAP, of Deloitte & Touche LLP, for preparing audited financial statements and a portion of the fees of Patterson, Belknap, Webb & Tyler LLP for Redomiciliation and preparing the Private Placement Memorandum.

                  12.5. Further Actions. Each party shall execute and deliver such certificates, agreements and other documents and take such other actions as may reasonably be requested by the other parties in order to consummate or implement the transactions contemplated hereby.

                  12.6. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered mail, first-class postage paid, return receipt requested, or any other delivery service with proof of delivery:

            (a) If to Arista or Curcura:

                        Arista Marketing Associates, Inc.
                        67 Walnut Avenue

                        Clark, New Jersey 07066-1640
                        Attention: Mr. Philip J. Curcura
                                   President

                with a copy to:

                        Winne, Banta, Rizzi, Hetherington &
                          Basralian, P.C.
                        Court Plaza North
                        25 Main Street
                        P.O. Box 647
                        Hackensack, New Jersey 07602

            (b) If to the Nelson Companies:

                        Nelson Communications, Inc.
                        41 Madison Avenue
                        New York, New York 10010
                        Attention: Thomas A. Moore
                                   President and Chief Executive
                                   Officer

                with a copy to:

                        Patterson, Belknap, Webb & Tyler LLP
                        1133 Avenue of the Americas
                        22nd Floor
                        New York, New York 10036
                        Attention: Alan Gettner, Esq.

or to such other address or to such other persons as the Parties shall have last designated by notice to the other Parties.

                  12.7. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties.

                  12.8. Counterparts. This Agreement may be executed in several counterparts, each of which is an original but all of which shall constitute one instrument.

                  12.9. Headings. The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

                  12.10. Governing Law. The validity, performance and enforcement of this Agreement shall be governed by the laws of the State if New York without giving effect to the principles of conflicts of law thereof.

                  12.11. Separability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

                  12.12. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  12.13. Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 12.6 above or (ii) to the party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Section 11.6 above. Nothing in this Section 12.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

                  12.14. Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Sections 3, 4 or 5 above. No disclosure by any Party pursuant to this Section 12.14, however, shall be deemed to amend or supplement the Schedules hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

                                    ARISTA MARKETING ASSOCIATES, INC.


                                    By: /s/ Philip J. Curcura
                                        ----------------------------------------
                                        Name:
                                        Title:


                                    PHILIP J. CURCURA


                                    /s/ Philip J. Curcura
                                    --------------------------------------------


                                    SCOTT TRANSFER CORP.


                                    By: /s/ Craig H. Scott
                                        ----------------------------------------
                                        Name: Craig H. Scott
                                        Title: President


                                    THE NELSON COMPANIES:

                                    BIENESTAR COMMUNICATIONS, INC.


                                    By: /s/ Peter Law-Gisiko
                                        ----------------------------------------
                                        Name:
                                        Title:


                                    ISSUESPHERE, INC.


                                    By: /s/ Peter Law-Gisiko
                                        ----------------------------------------
                                        Name:
                                        Title:


                                    MADISON GRAPHICS, INC.


                                    By: /s/ Peter Law-Gisiko
                                        ----------------------------------------
                                        Name:
                                        Title:

                                    MEDISCIENCE ASSOCIATES, INC.


                                    By: /s/ Peter Law-Gisiko
                                        ----------------------------------------
                                        Name:
                                        Title:


                                    MEDISOLUTIONS, INC.


                                    By: /s/ Peter Law-Gisiko
                                        ----------------------------------------
                                        Name:
                                        Title:


                                    MEDISPHERE COMMUNICATIONS, INC.


                                    By: /s/ Peter Law-Gisiko
                                        ----------------------------------------
                                        Name:
                                        Title:


                                    NCI ADVERTISING, INC.


                                    By: /s/ Peter Law-Gisiko
                                        ----------------------------------------
                                        Name:
                                        Title:


                                    NCI CONSULTING, INC.


                                    By: /s/ Peter Law-Gisiko
                                        ----------------------------------------
                                        Name:
                                        Title:


                                    NCI DIRECT, INC.


                                    By: /s/ Peter Law-Gisiko
                                        ----------------------------------------
                                        Name:
                                        Title:


                                    NCI HEALTHCALL NETWORK, INC.


                                    By: /s/ Peter Law-Gisiko
                                        ----------------------------------------
                                        Name:
                                        Title:

                                    NCI MANAGED CARE, INC.


                                    By: /s/ Peter Law-Gisiko
                                        ----------------------------------------
                                        Name:
                                        Title:


                                    NCI MASTERSON ADVERTISING, INC.


                                    By: /s/ Peter Law-Gisiko
                                        ----------------------------------------
                                        Name:
                                        Title:


                                    NELSON COMMUNICATIONS INC.


                                    By: /s/ Peter Law-Gisiko
                                        ----------------------------------------
                                        Name:
                                        Title:


                                    PHARMA COMMUNICATIONS, INC.


                                    By: /s/ Peter Law-Gisiko
                                        ----------------------------------------
                                        Name:
                                        Title:


                                    PRINCETON GRAPHICS CORPORATION


                                    By: /s/ Peter Law-Gisiko
                                        ----------------------------------------
                                        Name:
                                        Title:


                                    PROFESSIONAL DETAILING NETWORK, INC.


                                    By: /s/ Peter Law-Gisiko
                                        ----------------------------------------
                                        Name:
                                        Title:


                                    SCIENS WORLDWIDE ADVERTISING, INC.


                                    By: /s/ Peter Law-Gisiko
                                        ----------------------------------------
                                        Name:
                                        Title:

                                    SCIENS WORLDWIDE PUBLIC RELATIONS, INC.


                                    By: /s/ Peter Law-Gisiko
                                        ----------------------------------------
                                        Name:
                                        Title:


                                    SOLUTIONS ON-LINE, INC.


                                    By: /s/ Peter Law-Gisiko
                                        ----------------------------------------
                                        Name:
                                        Title:


                                    WORLD HEALTH COMMUNICATIONS, INC.


                                    By: /s/ Peter Law-Gisiko
                                        ----------------------------------------
                                        Name:
                                        Title:

               EXHIBITS AND SCHEDULES TO CONSOLIDATION AGREEMENT

Pursuant to Item 601(b)(2) of Regulation S-K, Nelson Communications Inc. agrees to furnish supplementally a copy of any of the following omitted exhibits or schedules to the Commission upon request:

Exhibit                Description
-------                -----------

A                      Certificate of Incorporation and By-Laws of Arista
                       Marketing Associates, Inc.

B                      Form of Opinion of Patterson, Belknap, Webb & Tyler LLP

C                      Form of Scott Transfer Corp. Representation Letter

D                      Form of Opinion of Winne, Banta, Rizzi, Hetherington &
                       Basralian, P.C.

E                      Employment Agreement

F                      Pooling Letter


Schedule               Description
--------               -----------

3.4                    Agreements, Contracts, Leases, etc. requiring Consent

3.6                    Title to Property, Absence of Encumberances, etc.

3.7                    Accounts Receivable and Accounts Payable

3.8                    Books and Records

3.9                    Patents, Trademarks, etc.

3.10                   Employee Remuneration, etc.

3.11                   Labor Matters

3.12                   Bank Accounts

3.14                   Absence of Certain Changes

3.15                   Litigation

3.17                   Contracts

3.18                   Taxes

3.19                   Permits

3.20                   Employee Benefits Plans

3.21                   Insurance

3.22                   Transactions with Affiliates

3.23                   Clients

3.24                   Information Technology